U.S. SECURITIES AND EXCHANGE COMMISSION Washington, DC
                                      20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

Holtgreive                           Bernard             J.
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   (Last)                            (First)             (Middle)

c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive Suite 210
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                                    (Street)

Dayton                               Ohio                45459
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   (City)                            (State)             (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Williams Controls, Inc. -- WMCO

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

1/31/03

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5. If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                                 [X] 10% Owner
     [_] Officer (give title below)               [_] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person
     [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                                    3.           Disposed of (D)                 Owned          Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                                      Transaction   Code         ------------------------------- Reported       (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          1/31/03       S                129,800     D      $0.30/sh 565,102*       I         **
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

     If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.         10.
                                                                                                           Number     Owner-
                                                                                                           of         ship
                                                                                                           Deriv-     Form
                   2.                                                                                      ative      of
                   Conver-                  5.                             7.                              Secur-     Deriv-  11.
                   sion                     Number of                      Title and Amount                ities      ative   Nature
                   or                       Derivative    6.               of Underlying           8.      Bene-      Secur-  of
                   Exer-            4.      Securities    Date             Securities              Price   ficially   ity:    In-
                   cise    3.       Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)        of      Owned      Direct  direct
                   Price   Trans-   action  or Disposed   Expiration Date  ----------------------  Deriv-  Following  (D) or  Bene-
1.                 of      action   Code    of(D)         (Month/Day/Year)               Amount    ative   Reported   In-     ficial
Title of           Deriv-  Date     (Instr. (Instr. 3,    ----------------               or        Secur-  Trans-     direct  Owner-
Derivative         ative   (Month/  8)      4 and 5)      Date     Expira-               Number    ity     action(s)  (I)     ship
Security           Secur-  Day/     ------  ------------  Exer-    tion                  of        (Instr. (Instr.    (Instr. Instr.
(Instr. 3)         ity     Year)    Code V   (A)    (D)   cisable  Date    Title         Shares    5)      4)         4)      4)
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
Series A-1 Con
Pfd Stock          $0.66   1/31/03  J***    0     151,515 4/17/98    N/A   Common Stock  1,666,667                    I       **
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Warrants $2.38     $2.38            V       0        0    3/31/00  3/31/03 Common Stock     18,000                    I       **
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Warrants $1.38     $1.38            V       0        0    3/01/01  3/01/04 Common Stock    812,500                    I       **
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Series A
Warrants           $3.13            V       0        0    7/22/99  7/22/04 Common Stock     38,181                    I       **
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                                                                                                           2,535,348  I       **
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

Explanation of Responses:
* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
**   General Partner or Principal of Investment Manager.
*** On January 31, 2003, an investment advisory client of the Reporting Person terminated the services of the Reporting Person.


/s/ Bernard J. Holtgreive                                    February 4, 2003
---------------------------------------------            -----------------------
       Signature of Reporting Person                         Date

       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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00843.0001 #382390